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                                                       EXHIBIT 42






                  CHANGE-IN-CONTROL SEVERANCE COMPENSATION PLAN


                                  INTRODUCTION

     The Board of Directors (the "Board") of The Loewen Group Inc. (the "Company") has considered the effect a Change in Control of the Company may have on certain employees of the Company and its subsidiaries. Given the level of hostile takeover activity over the past several years, the Board recognizes and understands the concern such employees have for their careers and their personal financial security. As a result, absent appropriate assurances, such employees are likely to seek more secure career opportunities elsewhere if a Change in Control of the Company is perceived to be a real possibility, or if a Change-in-Control transaction is proposed or threatened.

     This Plan is designed to enable such employees to make career decisions without the time pressure and financial uncertainty which may result from a proposed or threatened Change-in-Control transaction, to encourage such employees to remain employees of the Company and its subsidiaries notwithstanding the outcome of any such proposed transaction and to assure fair treatment of such employees in the event of a Change in Control of the Company.

     As a result, the Board believes that this Plan will assist the Company in attracting and retaining qualified employees. Accordingly, the following Plan is hereby adopted.

                          I.  ESTABLISHMENT OF THE PLAN

     1.1 ESTABLISHMENT OF PLAN: As of the Effective Date, the Company establishes a severance compensation plan known as the "Change-in-Control Severance Compensation Plan" as set forth herein and as amended as hereafter provided (this "Plan"). The purposes of this Plan are as set forth in the Introduction.

     1.2. APPLICABILITY OF PLAN: The benefits provided by this Plan shall be available to all Employees who, at or after the Effective Date, meet the eligibility requirements of Article III hereof.

     1.3. CONTRACTUAL RIGHT TO BENEFITS: This Plan establishes and vests in each Participant a contractual right to the benefits to which he or she is entitled hereunder, enforceable by the Participant against the Company or his Employer, or both, on the terms and subject to the conditions hereof.


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                        II.  DEFINITIONS AND CONSTRUCTION

     2.1. DEFINITIONS: The following terms shall have the following meanings when used in this Plan with initial capital letters:

          (a) "CHANGE IN CONTROL" of the Company means and includes the following:

                       (i) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), other than Raymond L. Loewen, a person including Raymond L. Loewen, or a person whose beneficial ownership of voting securities of the Company is shared with Raymond L. Loewen, has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 25% or more of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors of the Company and such acquisition has not been authorized, approved or recommended by a majority vote of the Board, in its sole discretion, prior to the date of the filing of such report; or

                      (ii) Such other event relating to the control of the Company (rather than a subsidiary as such) as the Board may, in its sole discretion, by a majority vote determine to constitute a change in control of the Company as to which this Plan should apply.

                   (b) "COMPANY" means The Loewen Group Inc., a British Columbia corporation, and any successor thereto as provided in
              Section 6.2 hereof.

                   (c) "EFFECTIVE DATE" as to Employees of the Company means October 10, 1996, and, as to Employees of an Employer other than the Company, means the date this Plan is approved by the board of directors of that Employer, or such other date as the Board shall designate.

                   (d) "EMPLOYEE" means a salaried employee of an Employer who is employed by an Employer on a full-time basis.

                   (e) "EMPLOYER" means the Company or a Subsidiary which has adopted this Plan pursuant to Section 6.1 hereof.


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                   (f)  "JUST CAUSE" means the termination of employment of an
              Employee shall have taken place as a result of (i) criminal activity, willful violation of an Employer policy or willful misconduct or gross negligence in the performance of duties, as determined by the Company or an Employer in good faith consistently, if applicable, with its existing personnel practices or (ii) the sale of the stock of the Subsidiary of which the Participant was an Employee or substantially all of the assets comprising the business unit which constituted the Employee's primary business unit in a transaction in which the purchaser of such stock or assets, as the case may be, is (A) unaffiliated with the Company, has a net worth computed in accordance with generally accepted accounting principles (as of its most recent balance sheet date) of at least $25,000,000 and (B) has agreed in connection with such transaction to adopt or continue this Plan substantially in accordance with its terms or a substantially equivalent plan, in either case as applicable to such Employee, or agrees to or does continue the employment of the Employee following such transaction directly or through one or more affiliates (including without limitation one or more Employers acquired in such transactions), subject to termination after such transaction by such purchaser or its affiliates in accordance with the terms of such agreement or, if none, applicable law.

                   (g) "PARTICIPANT" means an Employee whose principal duties consist of corporate or regional management functions and who meets the eligibility requirements of Article III hereof, other than an elected officer of the Company or any other Employee who has entered into an employment, severance or other similar agreement with the Company which becomes operative upon the occurrence of a change in control of the Company (as defined in such agreement) and actually receives the payments to which such officer or other Employee is entitled under such agreement.

                   (h) "PLAN" means this Change-in-Control Severance Compensation Plan.

                   (i) "SEVERANCE PAYMENT" means the payment of severance compensation as provided in Article IV hereof.

                   (j) "SUBSIDIARY" means any corporation or other legal entity a majority of the securities entitled to vote generally in the election of directors of which are owned by the Company or another Subsidiary of the Company.

                   (k) "WEEKLY BASE PAY" of a Participant means the quotient that results from dividing (i) the aggregate amount of cash compensation consisting of wages or salary paid by an Employer as consideration for the Participant's service during



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              the 12-month period ended on the last day of the calendar month immediately prior to the date as of which Weekly Base Pay is to be determined (annualized if the Participant has not been employed by an Employer continuously during such 12-month period) by (ii) 52.

              2.2. APPLICABLE LAW: The laws of British Columbia shall be the controlling law in all matters relating to this Plan as applicable to Employees of the Company, and the laws of the jurisdiction of incorporation or organization of any other Employer shall be the controlling law in all matters relating to this Plan as applicable to Employees of such other Employer.

              2.3. SEVERABILITY: If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of this Plan and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

              2.4. GENDER: As used herein, words of the masculine gender shall include the feminine and neuter, and the singular shall include the plural, and vice versa.

                                III.  ELIGIBILITY

              3.1. PARTICIPATION: Each Employee who, as of the Effective Date, shall have first become an Employee prior to a Change in Control shall be a Participant, provided that this Plan has become or thereafter becomes effective for his Employer. Thereafter, each Employee who shall first become an Employee prior to a Change in Control shall become a Participant on the day on which such Employee's employment with an Employer commences.

              3.2. DURATION OF PARTICIPATION: A Participant shall cease to be a Participant and shall have no rights hereunder, without further action, when he ceases to be an Employee, unless such Participant is then entitled to payment of a Severance Payment as provided in Section 4.1 hereof. A Participant entitled to a Severance Payment shall remain a Participant in this Plan until the full amount of the Severance Payment has been paid to the Participant.

                             IV.  SEVERANCE PAYMENTS

              4.1. RIGHT TO SEVERANCE PAYMENT: (a) A Participant shall be entitled to receive from the Company or, if applicable, the other Employer of which he is an Employee, a Severance Payment in the amount provided in
Section 4.2 hereof if there has been a Change in Control of the Company and if, within 24 months thereafter,


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the Participant's employment by an Employer shall be terminated by the
Employer and Just Cause shall not exist; provided, however, that the Participant shall not be entitled to a Severance Payment if termination occurs by reason of his death, voluntary retirement or total and permanent disability, provided that the Participant actually begins to receive retirement or disability benefits, as the case may be, under the retirement or disability plan, if any, applicable to the Participant immediately prior to a Change in Control, as amended (other than an amendment which materially decreases aggregate benefits payable to the Employee thereunder).

                   (b) Promptly following the date hereof, the Company will establish a trust (the "Trust") for the purpose of assuring the payment of amounts that may become payable to Participants under Section 4.1(a) together, at the Company's election, with amounts that may become payable under other change-in-control severance agreements or plans to which the Company or another Employer is a party or under which the Company or another Employer is an obligor. A reputable commercial bank or trust company selected by the Company shall serve as trustee of the Trust (the "Trustee") pursuant to a written trust agreement between the Company and the Trustee. Prior to the occurrence of a Change in Control, the Company shall deposit with the Trustee cash and/or a letter of credit in an amount sufficient to fund all amounts which may become payable to Participants under Section 4.1(a), together with all amounts that may become payable under all other change-in-control severance agreements or plans that are intended to be secured by the Trust, and shall thereafter make such additional deposits, if any, as may be necessary to result in the Trust holding at all times a combination of cash and/or letters of credit sufficient for the payment of all such amounts. Any letter of credit deposited with the Trustee pursuant to this Section 4.1(b) shall be issued by a reputable commercial bank having combined capital and surplus of at least $500 million, shall be irrevocable and shall entitle the Trustee to draw all amounts payable thereunder immediately upon the occurrence of a Change in Control. Without limiting the Company's obligations under the preceding provisions of this Section 4.1(b), in the event that the Company shall have failed to fully fund the Trust as provided herein prior to the occurrence of a Change in Control, the Company shall do so as promptly as practicable thereafter. All amounts required to be deposited with the Trustee pursuant to this Section 4.1(b) that are so deposited after the occurrence of a Change in Control shall be deposited solely in the form of cash. No failure by the Company to satisfy any of its obligations under this Section 4.1(c) shall limit the rights of any Participant hereunder. Notwithstanding the foregoing provisions of this
Section 4.1(b), with respect to any and all amounts which may become payable to Participants under this Plan, Participants shall have the status


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of general unsecured creditors of the Company and shall have no right to, or security interest in, any assets of the Company.

              4.2 AMOUNT OF SEVERANCE PAYMENT: (a) Each Participant entitled to a Severance Payment under this Plan shall receive from the Company or the Employer, as the case may be, a lump sum cash payment in an amount, based upon his length of continuous employment by the Company or one or more Employers, equal to the product of (i) two, (ii) Participant's Weekly Base Pay, and (iii) the number of full years of the Participant's continuous service with one or more Employers; provided, however, that in no event shall the amount of such cash payment be less than the product of 12 and the Participant's Weekly Base Pay or more than the product of 52 and the Participant's Weekly Base Pay; and provided further that the amount of such cash payment determined pursuant to the preceding provisions of this Section 4.2(a) shall be reduced by an amount equal to the aggregate amount of any other cash payments in the nature of severance payments paid or payable by the Company or the Employer or any affiliate (as the term "affiliate" is defined under Rule 12b-2 promulgated under the Exchange Act) of the Company or the Employer pursuant to any agreement, policy, plan (other than this Plan), program, arrangement or requirement of statutory or common law.

                   (b)  Notwithstanding the foregoing provisions of this
Section 4.2, if any portion of a Severance Payment to a Participant would be an Excess Parachute Payment but for the application of this Section 4.2(b), then such Severance Payment shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of the Severance Payment, as so reduced, constitutes an Excess Parachute Payment. As used herein, the terms "Disqualified Individual" and "Excess Parachute Payment" shall have the same meanings given such terms in Section 280G of the Internal Revenue Code of 1986, as amended, or any successor provision thereto.

                   (c) The Participant shall not be required to mitigate damages or the amount of his Severance Payment by seeking other employment or otherwise, nor shall the amount of such payment be reduced by any compensation earned by the Participant as a result of employment after the termination of his employment by an Employer.

              4.3. TIME OF SEVERANCE PAYMENT: The Severance Payment to which a Participant is entitled shall be paid to the Participant by the Company or, if applicable, by the other Employer of which he was an Employee, in cash and in full, not later than five business days after the termination of the Participant's employment. If such a Participant should die before all amounts payable to him have been paid, such unpaid amounts shall be paid to the Participant's spouse, if living, otherwise to the personal representative of the Participant's estate.


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                   V.  OTHER RIGHTS AND BENEFITS NOT AFFECTED

              5.1. OTHER BENEFITS: Neither the provisions of this Plan nor the Severance Payment provided for hereunder shall reduce or increase any amounts otherwise payable, or in any other way affect a Participant's rights as an Employee of an Employer, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus, stock purchase or employment agreement, plan (other than this Plan), program or arrangement.

              5.2. CERTAIN LIMITATIONS: This Plan does not constitute a contract of employment or impose on any Participant, the Company or any other Employer any obligation to retain any Participant as an employee or in any other capacity, to change or not change the status, terms or conditions of any Participant's employment, or to change or not change the Company's policies regarding termination of employment. Notwithstanding any other provisions of this Plan or applicable law, neither the Company nor any Director, officer, employee or agent of the Company or any of its affiliates shall have any liability to any other person, including without limitation any Employee or his estate, heirs, successors, assigns or spouse or relatives, in the event of the failure or refusal of the Board to determine that any event constitutes or should constitute a "Change in Control" under this Plan, and in no event shall any Participant have any rights hereunder unless and until a Change in Control (as herein expressly defined) shall have occurred.

                   VI.  PARTICIPATING EMPLOYERS AND SUCCESSORS

              6.1. PARTICIPATING EMPLOYERS: Upon approval by the Board, this Plan may be adopted by any Subsidiary by action of the board of directors of such Subsidiary, it being acknowledged that the Board has approved the adoption of this Plan by Loewen Group International, Inc. Upon such adoption, the Subsidiary shall become an Employer hereunder and the provisions of this Plan shall be fully applicable to the Employees of that Subsidiary.

              6.2. SUCCESSORS TO THE COMPANY: Without limiting the obligations of any person or entity under applicable law, the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company's obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term "Company," as used in this Plan, shall mean the Company as hereinbefore defined and any successor assignee to the


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business or assets which by reason hereof becomes bound by the terms and provisions of this Plan.

                    VII.  DURATION, AMENDMENT AND TERMINATION

              7.1. DURATION: (a) If a Change in Control has not occurred, this Plan shall expire on October 10, 2001, unless sooner terminated as provided in Section 7.2 hereof, or unless extended for an additional period or periods by resolution adopted by the Board at any time.

                   (b) If a Change in Control occurs, this Plan shall continue in full force and effect, and shall not terminate or expire until after all Participants who were Participants on the date of the Change in Control and become entitled to a Severance Payment hereunder shall have received such payment in full.

              7.2. AMENDMENT AND TERMINATION: This Plan may be terminated or amended in any respect by resolution adopted by a majority of the members of the Board, unless a Change in Control has previously occurred. If a Change in Control occurs, this Plan no longer shall be subject to amendment, change, substitution, deletion, revocation or termination in any respect.

              7.3. FORM OF AMENDMENT: The form of any proper amendment or termination of this Plan shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board as provided in Section 7.2 hereof. A proper amendment of this Plan automatically shall effect a corresponding amendment to all Participants' rights hereunder. A proper termination of this Plan automatically shall effect a termination of all Participants' rights and benefits hereunder without further action.

                              VIII.  MISCELLANEOUS

              8.1. LEGAL FEES AND EXPENSES: (a) It is the intent of the Company that Participants not be required to incur all of the expenses associated with the enforcement of rights under this Plan by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Participants hereunder. Accordingly, if the Company or any Employer, as the case may be, has failed to comply with any of its obligations under this Plan or in the event that the Company or any Employer, as the case may be, or any other person takes any action to declare this Plan void or unenforceable, or institutes any litigation designed to deny, or to recover from, a Participant the benefits intended to be provided to the Participant hereunder, the Company and each


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Employer irrevocably authorizes the Participant from time to time to retain counsel of his or her choice, at the expense of the Company or any Employer, as the case may be, as hereafter provided, to represent the Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any Employer, as the case may be, in any jurisdiction. The Company or any Employer, as the case may be, shall pay or cause to be paid and shall be solely responsible for any and all reasonable attorneys' fees and expenses incurred by the Participant in enforcing his rights hereunder individually (but not as a representative of any class) as a result of the Company's or any Employer's, as the case may be, failure to perform this Plan or any provision hereof or as a result of the Company or any Employer, as the case may be, or any person contesting the validity or enforceability of this Plan or any provision hereof as aforesaid; provided, however, that in no event will the Company or any Employer be obligated hereunder or otherwise to pay or reimburse more than $50,000.00 of such fees or expenses to any Participant.

                   (b) Each Participant shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Plan settled by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Participant within 50 miles from the location of his job with his Employer, in accordance with rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Participant, shall be borne by the Employer, subject to the limitations contained in Section 8.1(a) hereof.

              8.2. WITHHOLDING OF TAXES: The Employer may withhold from any amounts payable under this Plan all federal, provincial, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

              8.3. SUCCESSORS: (a) This Plan shall inure to the benefit of and be enforceable by the Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

                   (b) The rights under this Plan are personal in nature and neither of the Company or any other Employer, as the case may be, nor any Participant shall, without the consent of the other, assign, transfer or delegate any rights or obligations hereunder except as expressly provided in
Section 6.2 hereof. Without limiting the generality of the foregoing, the Participant's right to receive a Severance Payment hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his


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will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 8.3(b), the Company or any other Employer, as the case may be, shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

                   (c) The Company or any other Employer, as the case may be, and each Participant recognizes that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company or any other Employer, as the case may be, and each Participant hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Plan.

              8.4. NOTICES: For all purposes of this Plan, all communications, including without limitation notices, consents, requests or approvals provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five business days after having been mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to the Company or any other Employer, as the case may be (to the attention of the Secretary of the Company or any other Employer, as the case may be), at its principal executive office and to any Participant at his or her principal residence as shown in the relevant records of the Company or other Employer, as the case may be, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

              Having been adopted by the Board on October 10, 1996, this Plan has been duly executed as of such date.

                                            THE LOEWEN GROUP INC.


                                            By  ____________________________
                                                Raymond L. Loewen,
                                                Chairman



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